Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc. Acquires
147,738 Square Foot Shopping Center in Richmond, Virginia

•	Acquisition marks Wheeler’s ninth property in Virginia

•	Property is 91.2% leased

•	Anchored by national tenant CVS Pharmacy and regional grocer Martin’s Food Market

Virginia Beach, VA – June 4, 2015 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers, announced today that the Company has acquired Brook Run Shopping Center (“Brook Run”). The property was acquired from an affiliated entity of the Company and has an acquisition value of approximately $18.5 million, or $125.22 per leasable square foot. Brook Run was paid for using a combination of the proceeds from the Company’s recent financing, debt and the issuance of operating partnership units.

Jon S. Wheeler, Chairman and Chief Executive Officer of Wheeler, stated, “Brook Run Shopping Center is a perfect example of our acquisition criteria as it is a ‘necessity-based’ retail focused property that is located in a growing secondary market with a majority of its tenants either nationally or regionally known.”

“We view Brook Run as a testament to the Company strategically utilizing the capital from its recent financing, as Brook Run offers additional opportunities to increase the value of our property portfolio even further through outparcel development. We were also pleased to acquire this property under what we believe to be attractive terms and are confident Brook Run will generate strong Net Operating Incomes and solid returns for our shareholders.”

Wheeler Real Estate Investment Trust, Inc. (NASDAQ: WHLR) has acquired Brook Run located in Richmond, Virginia (photo above).
Brook Run Shopping Center – Richmond, Virginia
Brook Run is a 147,738 square foot grocery-anchored shopping center located in Richmond, Virginia. Brook Run was built in 1990, and is 91.2% leased. The property is anchored by a Martin’s Food Market and CVS Pharmacy. The majority of the remaining leased square footage is occupied by nationally and regionally known tenants that include Crunch Fitness, Hair Cuttery, and H&R Block. Wells Fargo and Merchant’s Tire and Auto shadow anchor the property. J. Sargent Reynolds Community College is within a 3 mile distance from the shopping center.

Located on US Route 1, which averages 26,000 vehicles per day, Brook Run is in close proximity to Interstate 95 with this particular section of the highway averaging 98,000 vehicles per day. The property also has nearby access to Interstate 64 which runs a total of 298 miles east to west through the middle of West Virginia to the Hampton Roads area.

Location / Demographic Information
Brook Run is located in the city of Richmond, Virginia. In 2014, the US Census Bureau estimated that Richmond had a population of approximately 217,853 and was considered the fourth most populated city in Virginia. Fortune 500 companies Dominion Resources and MeadWestvaco, are headquartered within Richmond city limits. Major corporations, Capital One, Altria, CarMax, Genworth and UPS Freight also have their headquarters located in the Richmond metropolitan area.

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-looking Statement
The Company considers portions of the information in this press release relating to its business operations, benefits from the acquisition of this property, terms of such acquisition, acquisition strategy and its target markets to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. Specifically, the Company's statements regarding potential increase in the value of its property portfolio due to outparcel development and greater NOIs and returns for its shareholders are forward-looking statements. There are a number of important factors that could cause the Company's operations to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company's ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company's ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. For additional factors that could cause the operations of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company's filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:	INVESTOR RELATIONS:
-OR-

Wheeler Real Estate Investment Trust, Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088	(212)836-9615

robin@whlr.us	tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Capital Markets	Senior Vice-President

(757) 627-9088	(212)836-9606

lnguyen@whlr.us	aprior@equityny.com